Exhibit 99.9
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
The Board of Directors
BellSouth Corporation
1155 Peachtree St., N.E.
Atlanta, GA 30309-3610
Members of the Board:
We hereby consent to the use of our name and to the inclusion of our opinion letter, dated March 4, 2006, as Annex D to, and to the references thereto under the captions “SUMMARY — Opinions of BellSouth’s Financial Advisors”, “THE MERGER — Background of the Merger”, “THE MERGER — BellSouth’s Reasons for the Merger”, “THE MERGER — Opinions of BellSouth’s Financial Advisors” and “THE MERGER — Financial Analyses of BellSouth’s Financial Advisors” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving BellSouth Corporation and AT&T Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of AT&T Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

May 10, 2006